Exhibit  99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Vice President of Investor Relations
+1-781-434-4118
PAREXEL REPORTS FIRST QUARTER FISCAL YEAR 2009 FINANCIAL RESULTS
•	Year-over-year service revenue growth of 26.4%

•	GAAP diluted earnings per share of $0.23
Boston, MA, October 27, 2008 – PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the first quarter ended September 30, 2008.
For the three months ended September 30, 2008, PAREXEL’s consolidated service revenue increased 26.4% to $263.0 million compared with $208.1 million in the prior year period. The Company reported operating income of $22.0 million, or 8.4% of consolidated service revenue, in the first quarter of Fiscal Year 2009, versus operating income of $16.5 million, or 7.9% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter totaled $13.6 million, or $0.23 per diluted share, compared with net income of $13.9 million, or $0.24 per diluted share, for the quarter ended September 30, 2007. Excluding prior period net tax adjustments of $4.0 million or $0.07 per diluted share, net income and earnings per diluted share in the quarter ended September 30, 2007 were $9.9 million and $0.17, respectively. On an adjusted basis, excluding such tax adjustment, net income was up 37.8% and EPS increased 35.3%.
On a segment basis, consolidated service revenue for the first quarter of Fiscal Year 2009 was $202.8 million in Clinical Research Services (CRS), $30.1 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $30.1 million in Perceptive Informatics, Inc.
Backlog at the end of September was $2.061 billion. The reported backlog included gross new business wins of $347 million, an increase in backlog of $117 million related to the ClinPhone acquisition, cancellations of approximately $83 million, and a negative impact from foreign exchange rates of $116 million. The net book-to-burn ratio (defined as gross new business less cancellations divided by service revenue) was approximately 1.0 in the quarter.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “Effective cost controls and a lower tax rate helped us to exceed our earnings per share targets during the first quarter.
On the new business front, after achieving robust new business generation in the fourth quarter, we anticipated a slowdown during the summer months, and then expected an acceleration of activity in September as has been typical in the past. Ultimately, however, sales performance for the quarter turned out to be short of target. We have taken action to regain sales momentum and retain market share, even in this more challenging environment.”
Mr. von Rickenbach continued, “With regard to our recent acquisition of ClinPhone, the products and services that have been added to the Company have strengthened our technology offering, and we are receiving positive feedback from clients. Some short-term acquisition-related challenges prevented us from achieving the expected quarterly results in the Perceptive Informatics business segment. However, we are pleased with the most recent progress of the business unit, and look forward to improved performance as we move ahead.”
The Company issued forward-looking guidance for the second quarter of Fiscal Year 2009 (ending December 31, 2008), and provided updated guidance for Fiscal Year 2009, using recent exchange rates. The Company’s revenue and EPS projections have been revised due to the negative impact from the very substantial strengthening of the U.S. dollar and some headwinds in the marketplace. For the second quarter, the Company anticipates reporting consolidated service revenue in the range of $265 to $275 million and earnings per diluted share in the range of $0.18 to $0.20. For Fiscal Year 2009, consolidated service revenue is expected to be in the range of $1.100 to $1.130 billion using recent exchange rates (previously issued revenue guidance was $1.215 to $1.245 billion). Foreign exchange movements account for 70% of the downward revision in service revenue guidance for Fiscal Year 2009. Earnings per diluted share for Fiscal Year 2009 are projected to be in the range of $1.07 and $1.13 (previously issued diluted earnings per share guidance was $1.09 to $1.17).
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s first quarter earnings, business, and financial outlook will begin at 10:00 a.m. EDT Tuesday, October 28, 2008 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 288-0337 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of

PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 52 countries around the world, and has over 9,180 employees. For more information about PAREXEL International visit www.parexel.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter of Fiscal Year 2009 and Fiscal Year 2009. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 as filed with the SEC on August 28, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the three months ended September 30,
	2008	2007
Service revenue	$263,046	$208,125
Reimbursement revenue	56,506	43,907

Total revenue	319,552	252,032

Costs and expenses:
Direct costs	171,364	136,062
Reimbursable out-of-pocket expenses	56,506	43,907
Selling, general and administrative	57,725	47,140
Depreciation	9,929	7,496
Amortization	2,035	899

Total costs and expenses	297,559	235,504

Income from operations	21,993	16,528

Other expense	(223)	(426)

Income before income taxes	21,770	16,102

Provision for income taxes	7,696	2,237	(a)
Effective tax rate	35.4%	13.9%	(a)

Minority interest expense (benefit)	455	(20)

Net income	$13,619	$13,885

Earnings per common share:
Basic	$0.24	$0.25
Diluted	$0.23	$0.24

Shares used in computing earnings per common share:
Basic	56,926	55,242
Diluted	58,164	57,082

	Preliminary
	Sept 30,	June 30,	Sept 30,
Balance Sheet Information	2008	2008	2007
Billed accounts receivable, net	$253,663	$253,256	$205,002
Unbilled accounts receivable, net	204,019	222,560	149,378
Deferred revenue	(195,601)	(213,126)	(173,972)

Net receivables	$262,081	$262,690	$180,408

Cash and marketable securities	$48,153	$51,918	$50,436
Working capital	$82,928	$146,535	$75,958
Total assets	$1,111,726	$948,071	$735,660
Short-term borrowings	$125,084	$66,474	$55,463
Long-term debt	$153,784	$3,465	$253
Stockholders’ equity	$405,028	$428,091	$343,088

(a)	Includes a net tax benefit of $4 million, related in part to a reduction in German tax rates.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	September 30,
	2008	2007
Clinical Research Services (CRS)

Service revenue	$202,823	$159,329
% of total service revenue	77.1%	76.5%
Gross profit	$70,921	$55,162
Gross margin % of service revenue	35.0%	34.6%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$30,111	$30,520
% of total service revenue	11.4%	14.7%
Gross profit	$9,948	$9,581
Gross margin % of service revenue	33.0%	31.4%

Perceptive Informatics, Inc. (PII)

Service revenue	$30,112	$18,276
% of total service revenue	11.5%	8.8%
Gross profit	$10,813	$7,320
Gross margin % of service revenue	35.9%	40.1%

Total service revenue	$263,046	$208,125
Total gross profit	$91,682	$72,063
Gross margin % of service revenue	34.9%	34.6%

Revenue by Geography

The Americas	$102,331	$79,999
Europe, Middle East & Africa	140,387	112,843
Asia/Pacific	20,328	15,283

Total service revenue	$263,046	$208,125

Quarterly Supplemental Financial Data

Total revenue	$319,552	$252,032
Investigator fees	45,136	39,093

Gross revenue	$364,688	$291,125

DSO	66	57

Capital expenditures	19,163	13,036